SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549

                                  FORM 15


     Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                      Commission File Number 001-13947

                             RELTEC CORPORATION
           (Exact name of registrant as specified in its charter)

                             RELTEC Corporation
                     5900 Landerbrook Drive, Suite 300
                         Cleveland, Ohio 44124-4019
            (Address, including zip code, and telephone number,
          including area code, of registrant's principal executive
                                  offices)

                       Common Stock ($.01 par value)
          (Title of each class of securities covered by this Form)

                                    None
        (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

             Please place an X in the box(es) to designate the
         appropriate rule provision(s) relied upon to terminate or
                     suspend the duty to file reports:


          Rule 12g-4(a)(1)(i)      [X] Rule 12h-3(b)(1)(ii) [ ]
          Rule 12g-4(a)(1)(ii)     [ ] Rule 12h-3(b)(2)(i) [ ]
          Rule 12g-4(a)(2)(i)      [ ] Rule 12h-3(b)(2)(ii) [ ]
          Rule 12g-4(a)(2)(ii)     [ ] Rule 15d-6 [ ]
          Rule 12h-3(b)(1)(i)      [X]


Approximate number of holders of record as of the
certification or notice date:    1

     Pursuant to the requirements of the Securities Exchange Act of 1934, RELTEC Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: April 15, 1999                         By:  /s/ Patricia Hoffman
                                                  ------------------------
                                                  Name:   Patricia Hoffman
                                                  Title:  Secretary